Exhibit 99.1

The TJX Companies, Inc. Reports Above Plan Q2 FY24 Comp Store Sales Growth of 6%, Pretax Profit Margin of 10.4%, and EPS Growth of 23%; Marmaxx Comp Store Sales up 8%; Increases FY24 Comp Store Sales, Pretax Profit Margin, and EPS Guidance

  Q2 FY24 overall comp store sales increased 6%, well above the Company’s plan, and were entirely driven by customer traffic
  Q2 FY24 comp store sales at Marmaxx increased 8% and were entirely driven by customer traffic; saw very strong sales in both its apparel and home businesses
  Q2 FY24 pretax profit margin was 10.4%, up 1.2 percentage points versus last year and well above the Company’s plan
  Q2 FY24 diluted earnings per share were $.85, up 23% versus last year and well above the Company’s plan
  Returned $932 million to shareholders in Q2 FY24 through share repurchases and dividends
  Increases outlook for FY24 overall comp store sales, pretax profit margin, and earnings per share

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 16, 2023--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the second quarter ended July 29, 2023. Net sales for the second quarter of Fiscal 2024 were $12.8 billion, an increase of 8% versus the second quarter of Fiscal 2023. Overall comp store sales increased 6%. Net income for the second quarter of Fiscal 2024 was $1.0 billion and diluted earnings per share were $.85, up 23% versus $.69 in the second quarter of Fiscal 2023.

For the first half of Fiscal 2024, net sales were $24.5 billion, an increase of 6% versus the first half of Fiscal 2023. First half Fiscal 2024 overall comp store sales increased 4%. Net income for the first half of Fiscal 2024 was $1.9 billion. For the first half of Fiscal 2024, diluted earnings per share were $1.62 versus $1.18 in the first half of Fiscal 2023, an increase of 37%, and were up 19% versus last year’s first half adjusted earnings per share of $1.36, which excluded an $.18 charge related to a write-down of the Company’s minority investment in Familia.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our second quarter performance. Our comparable store sales increase of 6%, pretax profit margin, and earnings per share all significantly exceeded our plans. Our overall comp sales growth was driven by customer traffic, which increased at every division. It was terrific to see Marmaxx, our largest division, drive an 8% comp sales increase. Our overall apparel and accessories sales were very strong. Overall home sales significantly improved and returned to positive comp sales growth, with HomeGoods posting a 4% comp sales increase. TJX Canada and TJX International also both delivered comp sales growth and customer traffic increases. With our above-plan results, we are raising our full-year outlook for comparable store sales, pretax profit margin, and earnings per share. I want to recognize the sharp execution of our teams across TJX who focus every day on bringing customers around the world excellent values on great fashions and great brands and an exciting, treasure-hunt shopping experience. The third quarter is off to a very strong start and we are seeing tremendous off-price buying opportunities in the marketplace. We are in an outstanding position to continue shipping fresh and compelling merchandise to our stores and online throughout the fall and holiday selling seasons. Going forward, we continue to see excellent opportunities to grow sales and customer traffic, capture market share, and drive the profitability of our Company.”

Comparable Store Sales (FY2024 and FY2023) and Open-Only Comparable Store Sales (FY2022)

The Company’s comparable store sales by division in the second quarter of Fiscal 2024 and Fiscal 2023, and open-only comparable store sales by division in the second quarter of Fiscal 2022 were as follows:

	Second Quarter FY2024 Comparable Store Sales[1]	Second Quarter FY2023 U.S. Comparable Store Sales[1]	Second Quarter FY2022 Open-Only Comparable Store Sales[1,2]

Marmaxx (U.S.)[3]	+8%	-2%	+18%
HomeGoods (U.S.)[4]	+4%	-13%	+36%
TJX Canada	+1%	N.A.	+18%
TJX International (Europe & Australia)	+3%	N.A.	+12%

TJX	+6%	N.A.	+20%

[1]Comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, sierra.com, tkmaxx.com, tkmaxx.de, and tkmaxx.at). See Comparable Store Sales, below, for further detail on these measures. [2]This measure reports the sales increase or decrease of stores classified as comp stores at the beginning of Fiscal 2021 for the days they were open in the second quarter of Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the COVID-19 global pandemic. [3]Combination of Marmaxx (T.J. Maxx and Marshalls) stores and Sierra stores. [4]Combination of HomeGoods and Homesense stores.

Net Sales by Division

The Company’s net sales by division in the second quarter of Fiscal 2024 and Fiscal 2023 were as follows:

	Second Quarter Net Sales ($ in millions)[1,2]		Second Quarter FY2024 Reported Sales Growth	Second Quarter FY2024 Sales Growth on a Constant Currency Basis[3]
	FY2024	FY2023

Marmaxx (U.S.)[4]	$7,903	$7,236	+9%	N.A.
HomeGoods (U.S.)[5]	$2,011	$1,856	+8%	N.A.
TJX Canada	$1,223	$1,248	-2%	+2%
TJX International (Europe & Australia)[6]	$1,621	$1,503	+8%	+4%

TJX	$12,758	$11,843	+8%	+8%

[1]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [2]Figures may not foot due to rounding. [3]Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency Exchange Rates, below. [4]Combination of T.J. Maxx and Marshalls stores and tjmaxx.com and marshalls.com, as well as Sierra stores and sierra.com. [5]Combination of HomeGoods and Homesense stores, and homegoods.com. [6]Combination of T.K. Maxx and Homesense stores, as well as tkmaxx.com, tkmaxx.de, and tkmaxx.at.

Margins

For the second quarter of Fiscal 2024, the Company’s pretax profit margin was 10.4%, well above the Company’s plan and 1.2 percentage points above last year’s second quarter pretax profit margin of 9.2%. The Company’s above-plan pretax profit margin was driven by a better-than-expected benefit from lower freight costs as well as expense leverage on the Company’s above-plan sales.

Gross profit margin for the second quarter of Fiscal 2024 was 30.2%, a 2.6 percentage point increase versus the second quarter of Fiscal 2023. This increase was driven by a higher merchandise margin due to a significant benefit from lower freight costs.

Selling, general and administrative (SG&A) costs as a percent of sales for the second quarter of Fiscal 2024 were 20.1%, a 1.7 percentage point increase versus the second quarter of Fiscal 2023. This increase was primarily due to higher incentive compensation accruals, a reserve related to a German government COVID program receivable, incremental store wage and payroll costs, and a contribution to the TJX Foundation.

Net interest income benefitted second quarter Fiscal 2024 pretax profit margin by 0.4 percentage points versus the prior year.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the second quarter of Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on second quarter Fiscal 2024 diluted earnings per share.

The movement in foreign currency exchange rates had a neutral impact on the Company’s net sales growth in the first half of Fiscal 2024 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 negative impact on the first half of Fiscal 2024 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales, pretax earnings, and margins, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

Inventory

Total inventories as of July 29, 2023 were $6.6 billion, compared to $7.1 billion at the end of the second quarter of Fiscal 2023. Last year, the Company’s total inventories in the second quarter reflected the early arrival of merchandise and a larger in-transit balance as a result of supply chain delays. Consolidated inventories on a per-store basis as of July 29, 2023, including distribution centers, but excluding inventory in transit, the Company’s e-commerce sites, and Sierra stores, were down 6% on both a reported and constant currency basis. Constant currency basis reflects inventory adjusted for the impact of foreign currency exchange rates, if any, as described above. The Company is well-positioned to take advantage of a marketplace that is loaded with outstanding quality, branded merchandise and is in a great position to flow exciting merchandise to its stores and online throughout the fall and holiday shopping seasons.

Cash and Shareholder Distributions

For the second quarter of Fiscal 2024, the Company generated $1.3 billion of operating cash flow and ended the quarter with $4.6 billion of cash. In the second quarter of Fiscal 2024, the Company paid down $500 million of maturing debt.

During the second quarter of Fiscal 2024, the Company returned $932 million to shareholders. The Company repurchased a total of $550 million of TJX stock, retiring 6.7 million shares, and paid $382 million in shareholder dividends during the quarter. During the first half of Fiscal 2024, the Company returned a total of $1.8 billion to shareholders, which includes repurchasing a total of $1.05 billion of TJX stock, retiring 13.2 million shares, and paying $723 million in shareholder dividends.

The Company continues to expect to repurchase approximately $2.0 to $2.5 billion of TJX stock during the fiscal year ending February 3, 2024. The Company may adjust this amount up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Pension Payout Offer

The Company has offered eligible, former TJX Associates who have not yet commenced their pension benefit an opportunity to receive a voluntary lump sum payout of their vested pension plan benefit. As a result, the Company anticipates a non-cash settlement charge, which may negatively impact Fiscal 2024 earnings per share by approximately $.01 to $.02. Any actual settlement charge may be higher or lower depending on participation rates and other factors. This potential non-cash settlement charge is expected to be incurred in the third quarter of Fiscal 2024 and would impact the Company’s pretax profit margin and earnings per share results. The potential impact of this pension payout offer is not included in the Company’s Fiscal 2024 outlook below. The Company expects to exclude the impact of this potential charge from the Company’s third quarter and full year Fiscal 2024 adjusted pretax profit margin and adjusted earnings per share results.

Third Quarter, Fourth Quarter, and Full Year Fiscal 2024 Outlook

For the third quarter of Fiscal 2024, the Company is planning overall comparable store sales to be up 3% to 4%, pretax profit margin to be in the range of 11.3% to 11.5%, and diluted earnings per share to be in the range of $.95 to $.98.

For the fiscal year ending February 3, 2024, the Company is now planning overall comparable store sales to be up 3% to 4%. For the 53-week fiscal year ending February 3, 2024, the Company is increasing its expectations for pretax profit margin to a range of 10.7% to 10.8% and diluted earnings per share to be in the range of $3.66 to $3.72. The Company’s full-year guidance includes an expected pretax profit margin benefit of approximately 0.1 percentage point and a diluted earnings per share benefit of approximately $.10 due to the 53rd week in the Company’s Fiscal 2024 calendar. Excluding these expected benefits, the Company now expects full-year Fiscal 2024 adjusted pretax profit margin to be in the range of 10.6% to 10.7% and adjusted diluted earnings per share to be in the range of $3.56 to $3.62.

Based on the Company’s third quarter and full-year Fiscal 2024 outlook, the Company is planning fourth quarter Fiscal 2024 overall comparable store sales to be up 3% to 4%, pretax profit margin to be in the range of 10.7% to 10.9% and earnings per share to be in the range of $1.10 to $1.13. The Company’s fourth quarter Fiscal 2024 outlook includes an expected pretax profit margin benefit of approximately 0.4 percentage points and a diluted earnings per share benefit of approximately $.10 due to the extra week in the Company’s fourth quarter Fiscal 2024 calendar. Excluding these expected benefits, the Company is planning fourth quarter Fiscal 2024 adjusted pretax profit margin to be in the range of 10.3% to 10.5% and adjusted diluted earnings per share to be in the range of $1.00 to $1.03.

Stores by Concept

During the second quarter ended July 29, 2023, the Company increased its store count by 19 stores to a total of 4,884 stores and increased square footage by 0.3% versus the prior quarter.

	Store Locations[1]		Gross Square Feet[2]
	Second Quarter FY2024		Second Quarter FY2024
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,304	1,305	35.4	35.4
Marshalls	1,189	1,190	33.5	33.6
HomeGoods	901	907	20.9	21.1
Sierra	81	83	1.7	1.7
Homesense	49	49	1.3	1.3
In Canada:
Winners	298	299	8.1	8.1
HomeSense	152	154	3.5	3.6
Marshalls	106	106	2.8	2.8
In Europe:
T.K. Maxx	632	636	17.6	17.7
Homesense	78	79	1.5	1.5
In Australia:
T.K. Maxx	75	76	1.6	1.6

TJX	4,865	4,884	128.0	128.4
[1]Store counts above include both banners within a combo or a superstore. [2]Square feet figures may not foot due to rounding.

Comparable Store Sales

For Fiscal 2023 and 2024, the Company returned to its historical definition of comparable store sales. However, while stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, in Fiscal 2023, the Company could not measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure consisted of U.S. stores only, which, for clarity, the Company referred to as U.S. comparable store sales and were calculated against sales for the comparable periods in Fiscal 2022. For Fiscal 2022, due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company reported open-only comparable store sales. This measure reported the sales increase or decrease of stores initially classified as comp stores at the beginning of Fiscal 2021 for the days they were open in Fiscal 2022 against sales of those stores for the same days in Fiscal 2020. Comparable store sales for a category such as home or apparel include sales from merchandise within such category combined across all divisions at the stores that fall within the Company’s definition of comparable stores for such period.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of July 29, 2023, the end of the Company’s second quarter, the Company operated a total of 4,884 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and seven e-commerce sites. These include 1,305 T.J. Maxx, 1,190 Marshalls, 907 HomeGoods, 83 Sierra, and 49 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 299 Winners, 154 HomeSense, and 106 Marshalls stores in Canada; 636 T.K. Maxx and 79 Homesense stores, as well as tkmaxx.com, tkmaxx.de, and tkmaxx.at in Europe; and 76 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Second Quarter Fiscal 2024 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2024 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, August 22, 2023, or at TJX.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Non-GAAP financial measures refer to financial information adjusted to exclude or include, as applicable, from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP), items identified in this press release. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis, inventory on a constant currency basis, adjusted pretax profit margin, and adjusted diluted earnings per share. The Company believes that the presentation of adjusted financial measures is useful to investors as it provides additional information on comparisons between periods by excluding certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes, to consider underlying trends of its business, and in measuring its performance relative to others in the market, and believes presenting these measures also provides information to investors and others for understanding and evaluating trends in the Company’s operating results or measuring performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

Various statements made in this release are forward-looking, and are inherently subject to a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, the Company’s plans related to and expected impact of a pension payout offer, and third quarter, fourth quarter, and Fiscal 2024 outlook. These statements are typically accompanied by the words “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “forecast,” “goal,” “hope,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; COVID-19 or other public health and public safety issues that affect our operations and consumers; merchandise sourcing and transport; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in quarterly operating results and market expectations; inventory or asset loss; cash flow; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions in the second half of the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K filed with the SEC. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. The forward-looking statements in this release speak only as of the date of this release, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Net sales	$12,758	$11,843	$24,541	$23,249

Cost of sales, including buying and occupancy costs	8,910	8,571	17,284	16,794
Selling, general and administrative expenses	2,559	2,175	4,797	4,269
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(38)	11	(75)	30

Income before income taxes	1,327	1,086	2,535	1,938
Provision for income taxes	338	276	655	541

Net income	$989	$810	$1,880	$1,397

Diluted earnings per share	$0.85	$0.69	$1.62	$1.18

Cash dividends declared per share	$0.3325	$0.295	$0.665	$0.59

Weighted average common shares – diluted	1,161	1,178	1,163	1,184

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	July 29, 2023	July 30, 2022

Assets:
Current assets:
Cash and cash equivalents	$4,550	$3,531
Accounts receivable and other current assets	1,203	1,221
Merchandise inventories	6,585	7,083

Total current assets	12,338	11,835

Net property at cost	6,166	5,390

Operating lease right of use assets	9,406	8,987
Goodwill	95	97
Other assets	917	782

Total assets	$28,922	$27,091

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$4,438	$4,085
Accrued expenses and other current liabilities	4,261	3,990
Current portion of operating lease liabilities	1,618	1,572
Current portion of long-term debt	—	500

Total current liabilities	10,317	10,147

Other long-term liabilities	915	917
Non-current deferred income taxes, net	132	67
Long-term operating lease liabilities	8,089	7,706
Long-term debt	2,861	2,857

Shareholders’ equity	6,608	5,397

Total liabilities and shareholders' equity	$28,922	$27,091

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022
Cash flows from operating activities:
Net income	$1,880	$1,397
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	467	438
Impairment on equity investment	—	218
Deferred income tax provision	16	26
Share-based compensation	70	58
Changes in assets and liabilities:
(Increase) in accounts receivable and other assets	(15)	(98)
(Increase) in merchandise inventories	(734)	(1,207)
(Increase) decrease in income taxes recoverable	(28)	2
Increase (decrease) in accounts payable	619	(311)
(Decrease) in accrued expenses and other liabilities	(206)	(516)
Increase in net operating lease liabilities	0	6
Other, net	17	(7)
Net cash provided by operating activities	2,086	6

Cash flows from investing activities:
Property additions	(820)	(693)
Purchase of investments	(17)	(21)
Sales and maturities of investments	18	11
Net cash (used in) investing activities	(819)	(703)

Cash flows from financing activities:
Payments on debt	(500)	—
Payments for repurchase of common stock	(1,041)	(1,307)
Cash dividends paid	(725)	(655)
Proceeds from issuance of common stock	81	50
Other	(29)	(33)
Net cash (used in) financing activities	(2,214)	(1,945)

Effect of exchange rate changes on cash	20	(54)

Net (decrease) in cash and cash equivalents	(927)	(2,696)
Cash and cash equivalents at beginning of year	5,477	6,227

Cash and cash equivalents at end of period	$4,550	$3,531

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales:
In the United States:
Marmaxx	$7,903	$7,236	$15,269	$14,107
HomeGoods	2,011	1,856	3,977	3,892
TJX Canada	1,223	1,248	2,261	2,330
TJX International	1,621	1,503	3,034	2,920
Total net sales	$12,758	$11,843	$24,541	$23,249
Segment profit:
In the United States:
Marmaxx	$1,084	$933	$2,112	$1,837
HomeGoods	175	50	319	172
TJX Canada	192	197	309	324
TJX International	32	105	70	118
Total segment profit	1,483	1,285	2,810	2,451
General corporate expense	194	188	350	265
Impairment on equity investment	—	—	—	218
Interest (income) expense, net	(38)	11	(75)	30
Income before income taxes	$1,327	$1,086	$2,535	$1,938

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the second quarter ended July 29, 2023, the Company returned $932 million to shareholders, repurchasing and retiring 6.7 million shares of its common stock at a cost of $550 million on a "trade date" basis and paying $382 million in shareholder dividends. During the six months ended July 29, 2023, the Company returned $1.8 billion to shareholders, repurchasing and retiring 13.2 million shares of its common stock at a cost of $1.05 billion on a "trade date" basis and paying $0.7 billion in shareholder dividends. In February 2023, the Company announced that the Board of Directors had approved a new stock repurchase program that authorized the repurchase of up to an additional $2.0 billion of TJX common stock from time to time. Under this program and a previously announced program, TJX had approximately $2.5 billion available for repurchase as of July 29, 2023. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

  During Fiscal 2023, the Company announced and completed the divestiture of its minority investment in Familia. As a result, the Company recorded an impairment charge of $218 million in the first quarter of Fiscal 2023 representing the entire carrying value of the investment. This charge had a $0.19 negative impact on diluted earnings per share for the first quarter of Fiscal 2023. Subsequently, the Company realized a $54 million tax benefit when the Company completed the divestiture of this investment during the third quarter of Fiscal 2023. Together, these resulted in a net $0.14 negative impact on diluted earnings per share for the fiscal year ended January 28, 2023.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323